[LETTERHEAD OF GEMSTAR]



February 23, 2000


Gemstar International Group Limited
135 N. Los Robles Avenue, Suite 800
Pasadena, CA 91101

          Re:  Registration Statement on Form S-8 of
               Gemstar International Group Limited
               (the "Company")

Ladies and Gentlemen:

          I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 193,124 shares of Common Stock, $0.01 par value, of the Company (the "Common Stock"), and additional rights pursuant to the Company's Amended and Restated Rights Agreement by and between the Company and American Stock Transfer & Trust Company (together with the Common Stock, the "Shares"), to be issued pursuant to the NuvoMedia, Inc. 1997 Stock Plan (the "Plan"). I have also examined the steps taken and that will be taken in connection with the authorization of the Plan and the issuance of the Shares pursuant to and in accordance with the Plan.

          Based upon my examination, including other matters I have deemed relevant and advice I have received, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with the authorization by and in accordance with the terms of the Plan, the Shares will be validly issued, and the Common
Stock will be fully paid and nonassessable.

          This opinion will be an exhibit to the Registration Statement.

                              Respectfully submitted,

                              /s/ Stephen A. Weiswasser
                              ----------------------------
                              Stephen A. Weiswasser
                              Executive Vice President and
                              General Counsel